Exhibit 99.1

FOR IMMEDIATE RELEASE

COMMSCOPE ANNOUNCES RECORD THIRD QUARTER RESULTS

•                  GAAP EPS and Operating Income More Than Triple Year Over Year;

•                  Adjusted Operating Income Doubles Year Over Year; Adjusted EPS up 88%;

•                  Record Sales of $466 Million, up 35% Year Over Year;

•                  Orders of $393 Million, up 7% Year Over Year;

•                  Record Third Quarter Diluted EPS of $0.61; Adjusted EPS of $0.64, Excluding Restructuring Costs;

•                  Operating Margin of 14.6%, Excluding Restructuring Costs

Hickory, NC — (October 26, 2006) CommScope, Inc. (NYSE: CTV) today announced record third quarter results for the period ended September 30, 2006.  The Company reported record third quarter sales of $466.1 million and net income of $43.6 million, or $0.61 per diluted share.  The reported net income includes after-tax charges of $1.9 million related to restructuring costs.  Excluding this special item, adjusted third quarter earnings were $45.5 million, or $0.64 per diluted share.

For the third quarter of 2005, CommScope reported sales of $345.6 million and net income of $11.5 million, or $0.18 per diluted share.  The reported net income included total after-tax charges of $11.2 million, primarily for equipment impairment related to global manufacturing initiatives.  Excluding these special items, adjusted earnings were $22.7 million, or $0.34 per share.

“We delivered record third-quarter results fueled by the expanding global demand for bandwidth,” said Frank M. Drendel, CommScope Chairman and Chief Executive Officer.  “We believe our performance demonstrates we are executing our strategy well and are strongly positioned for success in 2007.

“We posted strong sales growth in all segments,” added Drendel.  “Business enterprises are upgrading their Local Area Networks and data centers.  Broadband service providers and telecommunication carriers are investing in their infrastructure to provide the ‘quadruple play’ of video, data, voice and mobility.  CommScope’s expanding portfolio of infrastructure solutions continues to enable a host of new and exciting communications services.”

Sales Overview

Sales for the third quarter of 2006 increased 34.9% year over year, primarily driven by increased customer demand and price increases in response to higher raw material costs.

Below is a sales summary:

	Third	Second	Third
($in milllions)	Quarter	Quarter	Quarter	% Change
	2006	2006	2005	YOY	Sequential
Enterprise	$237.7	$205.1	$167.9	41.6%	15.9%
Broadband	143.8	136.5	122.3	17.6	5.3
Carrier	85.0	71.0	55.6	52.9	19.7
Inter-segment eliminations	(0.4)	(0.7)	(0.2)	n/a	n/a

Total CommScope Net Sales	$466.1	$411.9	$345.6	34.9%	13.2%

Enterprise sales rose 41.6% year over year to $237.7 million.  Sales rose across essentially all geographic regions with particular strength in the European region.  The strong third quarter growth is primarily due to unusually strong orders received during the second quarter and price increases resulting from increased commodity prices.  The Enterprise segment continued to experience organic growth as businesses moved toward consolidated data centers and updated their Local Area Networks to support bandwidth intensive applications.

Broadband segment sales rose to $143.8 million, up 17.6% year over year, as a result of higher prices for coaxial cable products, increased global sales volumes in all regions and a product line acquisition announced earlier this year.  Broadband sales continued to be positively affected by competition between cable television operators and telephone companies.

Carrier sales rose 52.9% year over year to $85.0 million due to substantially increased demand for Integrated Cabinet Solutions (ICS) products.  ICS sales increased as domestic telephone companies continued investing in their infrastructure to support video and high-speed data services.

Total international sales rose 22.0% year over year to $137.1 million, or approximately 29.4% of total company sales.

Overall orders booked in the third quarter of 2006 were $392.6 million, up 6.6% from the year-ago quarter.

Global Manufacturing Initiatives

CommScope’s third quarter 2006 results reflect net pretax restructuring charges of $3.0 million ($1.9 million after tax) primarily for equipment relocation costs associated with the Company’s global manufacturing initiatives.

The Company has essentially completed the Enterprise portion of these initiatives.  The Broadband portion of these initiatives is expected to be completed in the first quarter of 2007.

Other Third Quarter 2006 Highlights

•                  CommScope’s SYSTIMAX® SolutionsTM joined the Cisco Technology Developer Program as an IP Communications Participant Partner.  The Cisco Technology Developer Program sets criteria for interoperability testing by independent third parties and enables leading product and services firms to deploy innovative business solutions. This program provides enterprise or service provider customers with information regarding Cisco Technology Developer Partner products and services that an independent testing facility has tested and found to interoperate with Cisco networking technology.

•                  Gross margin for the third quarter rose to 30.0%, up more than 250 basis points year over year and up more than 350 basis points sequentially.  The gross margin improvements were primarily due to higher sales volume and selling prices, favorable product mix and the positive impact of the Company’s global manufacturing initiatives.

•                  SG&A for the third quarter of 2006 was $62.8 million or 13.5% of sales, compared to $51.3 million or 14.8% of sales in the year-ago quarter.  SG&A declined as a percentage of sales primarily due to higher sales levels.

•                  Third quarter 2006 results include $1.3 million of pretax equity-based compensation expense accounted for in accordance with SFAS No. 123(R).

•                  Operating income for the third quarter of 2006 was $64.9 million or 13.9% of sales.   Excluding restructuring costs, operating income would have been $67.9 million or 14.6% of sales.  In the year-ago quarter, operating income was $19.9 million or 5.8% of sales.  Excluding special items, operating income would have been $33.9 million or 9.8% of sales for the quarter.

•                  Total depreciation and amortization expense was $13.4 million for the third quarter, which included $3.2 million of intangibles amortization.

•                  Net cash provided by operating activities in the third quarter was $34.8 million, up 22% year over year.  Capital spending in the quarter was $7.6 million.

CommScope also recently announced that its wholly owned subsidiary, Connectivity Solutions Manufacturing, Inc. (CSMI), had closed on a previously announced agreement to sell real estate consisting of approximately 70 acres and a 580,000-sq. ft. building at the CSMI manufacturing facility located in Omaha, Nebraska. The sales price for the land and building was approximately $11 million.  The sale will be recorded in the fourth quarter of 2006.

Fourth Quarter and 2007 Outlook

CommScope management provided the following guidance for the fourth quarter 2006 and calendar year 2007:

Fourth Quarter 2006 Guidance

•             For the fourth quarter of 2006, revenue is expected to be $370-$385 million and operating margin is expected to be 9%-10%, excluding special items.

•             Effective tax rate of approximately 30%-34%.

•             Capital spending of approximately $5-$8 million.

Based on the fourth quarter 2006 guidance, sales for calendar year 2006 are expected to be approximately $1.60-$1.62 billion, up 20% year over year.  Operating margin for calendar year 2006 is estimated to be around 10.5%, excluding special items.

Calendar Year 2007 Guidance

•             For calendar year 2007, revenue is expected to be in the range of $1.70-$1.75 billion and operating margin is expected to be 11.5% or better, excluding special items.

•             Effective tax rate of approximately 30%-34%.

•             Depreciation and amortization expense of approximately $50 million.

•             Capital spending of approximately $30-$40 million.

“As we move into the seasonally slower fourth quarter, we expect a greater than normal sequential sales decline due primarily to strong shipments in the third quarter,” said Executive Vice President and Chief Financial Officer Jearld L. Leonhardt.

“Our calendar year 2007 sales guidance is based on our assumption of relatively constant raw material costs, modest volume growth and a stable business environment,” noted Leonhardt.  “Based upon this revenue outlook, we believe we can deliver another year of good earnings growth.”

Conference Call Information

CommScope plans to host a call today at 5:00 p.m. EDT to discuss third quarter results. You are invited to listen to the conference call or live webcast with Frank Drendel, Chairman and CEO; Brian Garrett, President and COO; and Jearld Leonhardt, Executive Vice President and CFO.

To participate in the conference call, domestic and international callers should dial +1-415-537-1835.  Please plan to dial in 10-15 minutes before the start of the call to facilitate a timely connection. The live, listen-only audio of the conference call will also be available via the Presentations page on CommScope’s website at http://phx.corporate-ir.net/phoenix.zhtml?c=101146&p=irol-presentations.

If you are unable to participate on the call and would like to hear a replay, you may dial 800-633-8284. International callers should dial 1-402-977-9140 for the replay.  The replay ID is 21306920. The replay will be available through Thursday, November 2.  A webcast replay will also be archived for a limited period of time following the conference call via the Internet on CommScope’s website.

About CommScope

CommScope (NYSE: CTV — www.commscope.com) is a world leader in the design and manufacture of “last mile” cable and connectivity solutions for communication networks. Through its SYSTIMAX® SolutionsTM and Uniprise® Solutions brands CommScope is the global leader in structured cabling systems for business enterprise applications. It is also the world’s largest manufacturer of coaxial cable for Hybrid Fiber Coaxial applications. Backed by strong research and development, CommScope combines technical expertise and proprietary technology with global manufacturing capability to provide customers with high-performance wired or wireless cabling solutions.

Forward-Looking Statements

This press release contains forward-looking statements regarding, among other things, the business position, plans, outlook, revenues, margins, earnings, global manufacturing initiatives, synergies and other financial items relating to CommScope that are based on information currently available to management, management’s beliefs and a number of assumptions concerning future events. These forward-looking statements are identified by the use of certain terms and phrases, including but not limited to “intend,” “goal,” “estimate,” “expect,” “project,” “plan,” “anticipate,”  “should,” “designed to,” “foreseeable future,” “believe,” “think,” “scheduled,” “outlook,” “guidance” and similar expressions. Forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors that could cause the actual results to differ materially from those currently expected.  The potential risks and uncertainties that could cause actual results of CommScope to differ materially include, but are not limited to, changes in cost and availability of key raw materials and our ability to recover these costs from our customers through pricing; the challenges of executing our previously announced global manufacturing initiatives; customer demand for our products and the ability to maintain existing business alliances with key customers or distributors; the risk that our internal production capacity and that of our contract manufacturers may be insufficient to meet customer demand for our products;  the risk that customers might cancel orders placed or that orders currently placed may affect orders in the future; continuing consolidation among our customers; competitive pricing and acceptance of our products; industry competition and the ability to retain customers through product innovation; possible production disruption due to supplier or contract manufacturer bankruptcy, reorganization or restructuring; successful ongoing operation of our vertical integration activities; the possibility of further restructuring actions; possible future impairment charges for fixed or intangible assets; increased obligations under employee benefit plans; ability to achieve expected sales, growth and earnings goals; costs of protecting or defending our intellectual property; variability in effective tax rate and ability to recover amounts recorded as value-added tax receivables; product performance issues and associated warranty claims; ability to successfully implement major systems initiatives; regulatory changes affecting us or the industries we serve; authoritative changes in generally accepted accounting principles by standard-setting bodies; political instability; and any statements of belief and any statements of assumptions underlying any of the foregoing.  For a more complete description of factors that could cause such a difference, please see CommScope’s filings with the Securities and Exchange Commission, which are available on CommScope’s website or at www.sec.gov.  In providing forward-looking statements, the Company does not intend, and is not undertaking any duty or obligation, to update these statements as a result of new information, future events or otherwise.

CONTACTS:
Phil Armstrong	Betsy Lambert, APR
Investor Relations	Media Relations
(828) 323-4848	(828) 323-4873

CommScope, Inc.
Condensed Consolidated Statements of Operations
(Unaudited — In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Net sales	$466,100	$345,613	$1,230,235	$991,378
Operating costs and expenses:
Cost of sales	326,287	251,077	897,135	736,071
Selling, general and administrative	62,799	51,260	175,229	159,158
Research and development	9,151	6,789	24,821	22,996
Restructuring costs	3,011	16,553	10,764	20,128
Total operating costs and expenses	401,248	325,679	1,107,949	938,353
Operating income	64,852	19,934	122,286	53,025
Other income (expense), net	207	179	872	(490)
Interest expense	(2,110)	(1,975)	(6,082)	(6,342)
Interest income	3,145	1,286	7,541	3,434
Income before income taxes and gain on OFS BrightWave note receivable	66,094	19,424	124,617	49,627
Income tax expense before income tax provision on gain on OFS BrightWave note receivable	(22,504)	(7,902)	(40,279)	(16,267)
Income before gain on OFS BrightWave note receivable	43,590	11,522	84,338	33,360
Gain on OFS BrightWave note receivable, net of tax of $11,175	—	—	18,625	—
Net income	$43,590	$11,522	$102,963	$33,360
Net income per share:
Basic	$0.74	$0.21	$1.77	$0.61
Assuming dilution (a)	$0.61	$0.18	$1.46	$0.52
Weighted average shares outstanding:
Basic	59,166	54,821	58,146	54,632
Assuming dilution (a)	72,662	67,746	71,917	67,496

(a) Calculation of net income per share, assuming dilution:
Net income (basic)	$43,590	$11,522	$102,963	$33,360
Convertible debt add-back (b)	629	629	1,887	1,887
Numerator (assuming dilution)	$44,219	$12,151	$104,850	$35,247
Weighted average shares (basic)	59,166	54,821	58,146	54,632
Dilutive effect of:
Stock options (c)	1,823	1,431	2,136	1,370
Phantom stock and performance units	179	—	141	—
Convertible debt (b)	11,494	11,494	11,494	11,494
Denominator (assuming dilution)	72,662	67,746	71,917	67,496

(b)            In March 2004, the Company issued $250 million of 1% convertible senior subordinated debentures, which are convertible into shares of common stock at a conversion rate of 45.9770 shares per $1,000 principal amount representing a conversion price of $21.75 per share. These debentures are convertible into shares of CommScope common stock under specific circumstances as described in the Company’s Form 10-K for the year ended December 31, 2004.

(c)             Options to purchase approximately 0.6 million and 1.9 million common shares were excluded from the computation of net income per share, assuming dilution, for the three months ended September 30, 2006 and 2005, respectively, because they would have been antidilutive. Options to purchase approximately 0.6 million and 3.0 million common shares were excluded from the computation of net income per share, assuming dilution, for the nine months ended September 30, 2006 and 2005, respectively, because they would have been antidilutive.

CommScope, Inc.
Condensed Consolidated Balance Sheets
(Unaudited — In thousands, except share amounts)

	September 30,	December 31,
	2006	2005
Assets
Cash and cash equivalents	$221,610	$146,549
Short-term investments	112,123	102,101
Total cash, cash equivalents and short-term investments	333,733	248,650

Accounts receivable, less allowance for doubtful accounts of $15,241 and $13,644, respectively	254,760	165,608
Inventories	159,325	123,603
Prepaid expenses and other current assets	31,906	26,156
Deferred income taxes	27,593	25,245
Total current assets	807,317	589,262
Property, plant and equipment, net	234,105	252,877
Goodwill	151,369	151,356
Other intangibles, net	66,831	69,297
Deferred income taxes	12,653	24,623
Other assets	22,418	14,766
Total Assets	$1,294,693	$1,102,181

Liabilities and Stockholders’ Equity
Accounts payable	$93,284	$63,444
Other accrued liabilities	103,053	100,498
Current portion of long-term debt	13,000	13,000
Total current liabilities	209,337	176,942
Long-term debt	274,350	284,300
Pension and postretirement benefit liabilities	95,358	101,989
Other noncurrent liabilities	18,347	16,925
Total Liabilities	597,392	580,156
Commitments and contingencies
Stockholders’ Equity:
Preferred stock, $.01 par value; Authorized shares: 20,000,000; Issued and outstanding shares: None at September 30, 2006 and December 31, 2005	—	—
Common stock, $.01 par value; Authorized shares: 300,000,000; Issued shares, including treasury stock: 69,545,064 at September 30, 2006 and 66,073,347 at December 31, 2005; Issued and outstanding shares: 59,345,064 at September 30, 2006 and 55,873,347 at December 31, 2005	696	661
Additional paid-in capital	522,537	462,842
Deferred equity compensation	—	(8,980)
Retained earnings	319,651	216,688
Accumulated other comprehensive loss	(48)	(3,651)
Treasury stock, at cost: 10,200,000 shares at September 30, 2006 and December 31, 2005	(145,535)	(145,535)
Total Stockholders’ Equity	697,301	522,025
Total Liabilities and Stockholders’ Equity	$1,294,693	$1,102,181

CommScope, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited — In thousands)

	Nine Months Ended
	September 30,
	2006	2005
Operating Activities:
Net income	$102,963	$33,360
Adjustments to reconcile net income to net cash provided by operating activties:
Depreciation and amortization	41,858	45,469
Equity based compensation	3,384	226
Deferred income taxes	9,967	1,638
Gain on OFS BrightWave note receivable	(29,800)	—
Restructuring costs related to fixed asset impairment	—	17,034
Tax benefit from stock option exercises	—	1,049
Changes in assets and liabilities	(96,904)	(42,995)
Net cash provided by operating activties	31,468	55,781

Investing Activities:
Additions to property, plant and equipment	(22,625)	(16,350)
Repayment of OFS BrightWave note receivable	29,800	—
Acquisition of MC2 product line	(13,810)	—
Acquisition of Connectivity Solutions	—	653
Net purchases of short-term investments	(10,022)	(958)
Proceeds from disposal of fixed assets	4,599	1,706
Net cash used in investing activties	(12,058)	(14,949)

Financing Activities:
Principal payments on long-term debt	(9,950)	(9,750)
Long-term financing costs	—	(306)
Proceeds from exercise of stock options	48,969	6,402
Tax benefit from stock option exercises	15,857	—
Net cash provided by (used in) financing activties	54,876	(3,654)

Effect of exchange rate changes on cash	775	(1,093)

Change in cash and cash equivalents	75,061	36,085
Cash and cash equivalents, beginning of period	146,549	99,631
Cash and cash equivalents, end of period	$221,610	$135,716

CommScope, Inc.
Sales and Operating Income by Reportable Segment
(Unaudited — In millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Net Sales:
Enterprise	$237.7	$167.9	$614.9	$499.4
Broadband	143.8	122.3	406.2	340.3
Carrier	85.0	55.6	210.7	153.4
Inter-segment eliminations	(0.4)	(0.2)	(1.6)	(1.7)
Consolidated Net Sales	$466.1	$345.6	$1,230.2	$991.4

Operating Income (Loss):
Enterprise	$40.9	$5.7	$76.1	$36.8
Broadband	12.8	13.9	25.3	26.2
Carrier	11.2	0.3	20.9	(10.0)
Consolidated Operating Income	$64.9	$19.9	$122.3	$53.0

CommScope, Inc.
Reconciliation of GAAP Earnings to Adjusted Earnings
(Unaudited)

	Third Quarter 2006		Year-to-Date 2006
	Earnings ($m)	Diluted EPS	Earnings ($m)	Diluted EPS
GAAP Earnings Reported	$43.6	$0.61	$103.0	$1.46
Special items:
Restructuring costs	1.9	0.03	7.0	0.10
Gain on OFS BrightWave note receivable	—	—	(18.6)	(0.26)
Adjusted Earnings	$45.5	$0.64	$91.4	$1.30

	Third Quarter 2005		Year-to-Date 2005
	Earnings ($m)	Diluted EPS	Earnings ($m)	Diluted EPS
GAAP Earnings Reported	$11.5	$0.18	$33.4	0.52
Special items:
Restructuring costs	10.7	0.16	13.0	0.19
Employee benefit adjustment	(1.7)	(0.02)	(1.7)	(0.02)
Deferred tax valuation adjustment	2.2	0.03	2.2	0.02
Adjusted Earnings	$22.7	$0.34	$46.9	$0.72

CommScope management believes that presenting earnings information excluding the special after-tax items noted above provides meaningful information to investors because the adjusted results eliminate special charges which are not related to CommScope’s ongoing operations, and therefore allows investors to compare period to period more easily.

Note: Some totals may not add due to rounding.